Exhibit 5.1

Our ref	RDS/696731-000001/30994613v2
Direct tel	+852 9016 8024
Email	richard.spooner@maples.com

SOS Limited

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

December 12, 2024

Dear Sir or Madam

SOS Limited

We have acted as counsel as to Cayman Islands law to SOS Limited, an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-276006) as originally declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on 13 March 2024 (the “Registration Statement”), relating to the offering by the Company (the “Offering”) of (i) 348,889 ADSs (the “Offered ADSs”), representing 52,333,320 Shares (the “Offering Shares”), and (ii) warrants (the “Warrants”) to purchase up to 1,323,776 ADSs, and up to 1,323,776 ADSs issuable upon exercise of the Warrants (the “Warrant ADSs”), representing 198,566,400 Shares (the “Warrant Shares”).

The American depositary shares (“ADSs”), representing Class A ordinary shares of par value US$0.005 each of the Company (“Shares”), shall be issued in accordance with a deposit agreement dated 4 May 2017 made among the Company, Citibank, N.A. as the depositary (the “Depositary”) and all holders and beneficial owners of ADSs issued thereunder, as amended or varied (the “Deposit Agreement”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Registration By Way of Continuation dated 18 August 2015, the Certificate of Incorporation On Change of Name dated 18 August 2015, and the Certificate of Incorporation On Change of Name dated 20 July 2020.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted pursuant to a special resolution of the Company dated 26 July 2021, as amended by ordinary resolutions of the shareholders passed on 1 May 2023 and 15 August 2024 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 7 March 2024 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 7 March 2024 (the “Certificate of Good Standing”).

1.6	The Registration Statement.

1.7	The transaction documents listed in the Schedule (the “Transaction Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Transaction Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.4	The Transaction Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5	The choice of the laws of the State of New York as the governing law of the Transaction Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the state and federal courts sitting in the City of New York, Borough of Manhattan and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.6	The Company has, or will have, sufficient authorized but unissued Shares in its authorized share capital to enable the Company to issue the Offering Shares and the Warrant Shares upon exercise of the Warrants.

2.7	The Company will receive money or money’s worth in consideration for the issue of the Offering Shares and the Warrant Shares, and none of such Shares will be issued for less than their par value.

2.8	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Documents.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Documents.

2.10	No monies paid to or for the account of any party under the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the Transaction Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly registered as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000,000 divided into 10,000,000,000 ordinary shares of par value of US$0.005 each, comprising of 9,000,000,000 Class A Ordinary Shares of a par value of US$0.005 each and 1,000,000,000 Class B Ordinary Shares of a par value of US$0.005 each.

3.3	The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Transaction Documents, including the issue, offer and sale of:

(a)	the Offering ADSs, and the Offering Shares represented by the Offering ADSs; and

(b)	the Warrants, and upon exercise of the Warrants, the Warrant ADSs issuable upon exercise of the Warrants and the Warrant Shares represented by such Warrant ADSs.

3.4	The issue and allotment of (i) the Offering Shares and (ii) the Warrant Shares upon exercise of the Warrants, have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, such Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The execution, issue, delivery and performance of the Warrants have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Warrants by a Director of the Company in accordance with the Resolutions for and on behalf of the Company, the Warrants will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.6	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Warrants will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Warrants or the Warrant Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Warrants and the Warrant Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Warrants whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	Applicable court fees will be payable in respect of the enforcement of the Warrants.

4.3	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.4	The phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.5	Reference in this opinion to a “deposit” of Shares pursuant to the Deposit Agreement means the allotment and issue to the Depositary (or its nominee or custodian) of the Shares by the Company, and the registration of the Depositary (or its nominee or custodian) in the register of members of the Company as the registered holder of such Shares, all for the purpose of enabling the Depositary to issue ADSs representing such Shares.

4.6	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

Except as specifically stated herein, we express no view as to the commercial terms of the Warrants or the Transaction Documents or whether such terms represent the intentions of the parties, and we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus included in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Schedule

1.	The form of American Depositary Share Purchase Warrants to be issued to purchasers of Offering ADSs pursuant to the Offering (the “Warrants”).

Director’s Certificate

Date: December 10, 2024

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sir or Madam

SOS Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by the directors of the Company) and have not been amended, varied or revoked in any respect.

3	The shareholders of the Company (the ‘Shareholders”) have not restricted or limited the powers of the directors of the Company (the Directors”) in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement or the Transaction Documents.

4	Each Director considers the transactions contemplated by the Registration Statement and the Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

5	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the Directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Yandai Wang
Name:	Yandai Wang
Title:	Director